Exhibit 5.1

                                NIXON PEABODY LLP
                                 Clinton Square
                                 P.O. Box 31051
                         Rochester, New York 14603-1051
                                 (585) 263-1000
                               Fax: (585) 263-1600

September 16, 2004

Biophan Technologies, Inc.
150 Lucius Gordon Drive
Suite 215
West Henrietta, New York 14586

  Re: Registration Statement on Form S-8
      for Biophan Technologies, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Biophan Technologies, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company to be filed with the Securities and Exchange Commission (the "Commission") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 7,700,000 shares of the Company's Common Stock, $.005 par value per share (the "Shares"), to be issued from time to time pursuant to the Company's 2001 Stock Option Plan, as amended (the "Plan").

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Incorporation of the Company as amended through the date hereof, (ii) the By-Laws of the Company as amended through the date hereof, and (iii) the Plan.

      As to questions of fact material to our opinion expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

      The opinion expressed below is limited to the General Corporation Law of the State of Nevada, and we do not express any opinion herein concerning any other law.

      Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the above-referenced Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which Shares are offered and sold, and (b) the Shares have, if required, been duly qualified or registered, as the case may be, for
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sale under applicable state securities laws and all applicable state securities laws are complied with, we are of the opinion that the Shares are duly authorized and, if and when issued in accordance with the terms of the Plan, will be validly issued, fully-paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                         Very truly yours,

                                         /s/ NIXON PEABODY LLP